EXHIBIT 23(A)

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Ryder Systems, Inc.:

We consent to the use of our audit report dated February 7, 1995 on the consolidated financial statements of Ryder System, Inc. and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our audit report refers to a change in the method of accounting for income taxes and for postretirement benefits other than pensions in 1993.

                                           KPMG Peat Marwick LLP
Miami, Florida
April 17, 1995